Prospectus Supplement No. 6	Filed pursuant to Rule 424(b)(7)
(to Prospectus Dated November 8, 2006,	Registration No. 333-138513
as supplemented by Prospectus Supplement
No. 1 dated December 8, 2006, Prospectus
Supplement No. 2 dated December 22, 2006,
Prospectus Supplement No. 3 dated
February 9, 2007, Prospectus Supplement
No. 4 dated March 20, 2007 and Prospectus
Supplement No. 5 dated August 6, 2007)
$345,000,000
Brandywine Operating Partnership, L.P.
3.875% Exchangeable Guaranteed Notes due 2026
fully and unconditionally guaranteed by
Brandywine Realty Trust
     This Prospectus Supplement No. 6 supplements and amends the prospectus dated November 8, 2006 (as amended by Prospectus Supplement No. 1 dated December 8, 2006, Prospectus Supplement No. 2 dated December 22, 2006, Prospectus Supplement No. 3 dated February 9, 2007, Prospectus Supplement No. 4 dated March 20, 2007 and Prospectus Supplement No. 5 dated August 6, 2007) relating to the sale from time to time by the selling securityholders named in the prospectus and in this prospectus supplement of up to $345,000,000 aggregate principal amount of 3.875% Exchangeable Senior Notes due 2026 of Brandywine Operating Partnership, L.P., and the common shares of beneficial interest of Brandywine Realty Trust, if any, issuable upon exchange of the notes.
     This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus, except to the extent that the information in this prospectus supplement supersedes any information contained in the prospectus.
     Common shares of beneficial interest of Brandywine Realty Trust are listed on the New York Stock Exchange under the symbol “BDN”. On October 15, 2007, the last reported sale price of common shares of beneficial interest of Brandywine Realty Trust on the New York Stock Exchange was $25.94 per share.

     Investing in the notes involves risks. See ''Risk Factors’’ beginning on page 7 of the prospectus, as well as the risk factors that are incorporated by reference in the prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is October 16, 2007

SELLING SECURITYHOLDERS
     The information appearing in the table below supplements and amends the information with respect to the selling securityholder in the table appearing under the heading “Selling Securityholders” in the prospectus. The information is based solely on information provided to us by or on behalf of the selling securityholder on or prior to October 15, 2007. The number of Brandywine common shares issuable upon exchange of the notes shown in the table below represents the maximum number of Brandywine common shares issuable upon exchange of the notes assuming exchange of the full amount of notes held by each holder at the initial exchange rate of 25.4065 Brandywine common shares per $1,000 principal amounts of the notes. This exchange rate is subject to adjustments in certain circumstances. Because the selling securityholder may offer all or some portion of the notes or Brandywine common shares issuable upon exchange of the notes, we have assumed for purposes of the table below that the named selling securityholder will sell all of the notes or exchange all of the notes and sell all of the Brandywine common shares issuable upon exchange of the notes offered pursuant to this prospectus supplement and the prospectus. In addition, the selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholder may change over time. Any changed information given to us by the selling securityholder will be set forth in a prospectus supplement if and when necessary or, if appropriate, a post-effective amendment to the registration statement of which this prospectus supplement and the prospectus is a part. Because the selling securityholder may offer all or some of its notes or the underlying Brandywine common shares from time to time, we cannot estimate the amount of notes or underlying Brandywine common shares that will be held by the selling securityholder upon the termination of any particular offering. See ''Plan of Distribution’’ in the prospectus for further information.

	Aggregate			Other Brandywine
	Principal			Common Shares	Percentage of
	Amount of		Number of	Beneficially Owned	Outstanding
	Notes		Brandywine	Before the Offering	Common Shares
	Beneficially	Percentage of	Common Shares	and Assumed to be	Beneficially
	Owned That	Notes	That May be	Owned Following	Owned Following
Name*	May be Sold ($)	Outstanding	Sold ***	the Offering	the Offering ****
Bear, Stearns & Co. Inc (1) (2)	400,000	* *	2,899	—	—

*	See ''Plan of Distribution’’ in the prospectus.

**	The selling securityholder beneficially owns less than 1% of the outstanding notes.

***	Represents an estimate of the maximum number of Brandywine common shares issuable upon exchange of all of the holder’s notes at the initial exchange rate of 25.4065 Brandywine common shares per $1,000 principal amount of the notes, or an estimated aggregate maximum of 2,500,000 Brandywine common shares issuable to all holders of the notes. This exchange rate is subject to adjustment as described under “Description of Notes — Exchange Rights” in the prospectus. The number of Brandywine common shares issuable upon exchange of the notes may change in the future as a result of adjustments to the exchange rate and the price of the Brandywine common shares at the time of the exchange of the notes.

****	Calculated based on Rule 13d-3 of the Exchange Act, using 87,014,685 Brandywine common shares outstanding as of October 15, 2007. In calculating this percentage, we also treated as outstanding the estimated number of

Brandywine common shares issuable upon exchange of the holder’s notes at the initial exchange rate. However, we did not assume the exchange of any other holder’s notes. Based on the 87,014,685 Brandywine common shares outstanding as of October 15, 2007, the selling securityholder would beneficially own less than 1% of the outstanding Brandywine common shares following the sale of securities in the offering.

(1)	In October 2006, the selling securityholder acted as an initial purchaser of the securities offered by this prospectus supplement and the prospectus in a private placement. The selling securityholder received customary fees and commissions for this transaction.

(2)	The selling securityholder and its affiliates have performed various financial advisory and investment banking services for us from time to time. The selling securityholder has received customary fees and commissions for these transactions. The selling securityholder is presently a lender under our revolving credit facility. The selling securityholder has reported a short position in Brandywine common shares of 236,875 as of September 24, 2007.